Exhibit 99.1

BIG CAT ENERGY CORPORATION ENTERS INTO AGREEMENTS

Gillette, Wyoming, February 7, 2007 - Big Cat Energy Corporation (OTCBB: BCTE) today announced that the Company has successfully installed and tested the ARID (Aquifer Recharge Injection Device) tool in a well-bore which is controlled by Williams Production RMT Company of Gillette, Wyoming, a major coal bed methane operator in the Powder River Basin of Wyoming. A company owned by the Williams Company, Inc. (NYSE:"WMB"). After the successful testing of the ARID tool in this well-bore, Big Cat Energy Corporation has received approval to begin permitting the ARID process for approximately 500 coal bed methane wells in the Powder River Basin for Williams.

In addition, Big Cat Energy Corporation has completed discussions and entered into an agreement for the ARID tool with Black Diamond Energy, Inc. of Buffalo, Wyoming. This agreement provides for the leasing of the ARID tool and process in two coal bed methane wells, along with the permitting of the coal bed methane wells through the Wyoming Department of Environmental Quality (WDEQ). Big Cat Energy Corporation expects to finalize lease agreements with Black Diamond Energy, Inc. for these two ARID tools in the near future.

The ARID tool and process uses the existing well bore to move water from the target coal seam to a shallower depleted aquifer of similar water quality. With the ARID tool and process in use, the production well will not require the discharge of any produced water, or the use of a separate re-injection well for any of the produced water. The produced water never leaves the well bore as it is redirected into different aquifer zones. These aquifers are easily identified from the geophysical logs the company runs to confirm the coal zones when the well is first drilled.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on Big Cat Energy is available at http://www.bigcatenergy.com

For more information contact:
Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.